Exhibit 23.1

GZTY CPA GROUP, LLC

CERTIFIED PUBLIC ACCOUNTANT’S

52 BRIDGE STREET

METECHEN, NJ 08840

REGISTERED AUDITOR'S CONSENT

GZTY CPA GROUP, LLC, of 52 Bridge Street, Metuchen, NJ. 08840, do hereby consent to the use of our reports dated March 31ST, 2013 on the financial statements of Alpha Network Alliance Ventures, Inc. as of December 31, 2013 and 2012 and for the period (inception) March 24, 2011 through December 31, 2013 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

April 8th, 2014

/S/ GZTY CPA GROUP, LLC